UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2009

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

The information in Item 8.01 is incorporated herein by reference in response to this Item 2.02.

Item 8.01 Other Events.

Kansas City Southern ("KCS") is filing this Current Report on Form 8-K to provide investors with information concerning certain developments relating to its subsidiary, Kansas City Southern de México, S.A. de C.V. ("KCSM"), and KCS' planned steps, in light of current economic and business conditions, to increase the liquidity position of KCSM and The Kansas City Southern Railway Company ("KCSR").

The Weekly Railroad Traffic reports published by the Association of American Railroads have noted that total carload volumes for both KCSR and KCSM have declined to date during the first quarter of 2009 as compared to the same period in 2008. Through the ten-week period ended March 14, 2009, total carload and intermodal unit volumes for the 2009 first quarter have declined 5.9% and 25.9% for KCSR and KCSM, respectively, compared to the same period in 2008.

Revenues (on a U.S. Dollar denominated basis) for both KCSR and KCSM are expected to decline in the first quarter of 2009 at a rate greater than these percentage volume decreases due to product mix, shorter length of haul and reduced fuel surcharge revenue. KCSM revenues have also been negatively affected by the continued devaluation of the Mexican peso against the U.S. dollar. Cost containment measures are expected to partially offset the impact of reduced volumes. The consolidated operating ratio for the first quarter of 2009 is expected to be in the mid to upper 80s as compared to 81.5% for the first quarter of 2008. In addition, KCSM's operating ratio for the first quarter is expected to be higher than KCSR's operating ratio. Historically, the first quarter has been the weakest quarter of the year in both the U.S. and Mexico.

Steps that KCS plans to take to increase the liquidity position of KCSM and KCSR include the issuance of $200 million of unsecured debt by KCSM in a private offering exempt from registration under the Securities Act of 1933, as amended, and the implementation of a program giving KCS the option of issuing equity of up to an aggregate amount of $75 million from time to time at its discretion, including through a public offering. KCSM intends to use the net proceeds of its debt issuance to pay all amounts outstanding under its credit facility. These actions are expected to provide sufficient liquidity for both KCSR and KCSM through the end of 2010. KCS does not have any significant debt maturities until 2011.

As previously announced, KCS has undertaken and continues to undertake cost reduction measures with the stated goal of controlling operating expenses and capital expenditures in a manner which will allow KCS to be neutral or slightly free cash flow positive in 2009 (free cash flow is defined as net cash provided by operating activities, less cash used for capital expenditures, investing activities and preferred dividends). These undertakings and the planned capital-raising initiatives described above are currently expected to provide KCS sufficient liquidity to effectively manage its operations for at least the next two years, even if the North American economy does not materially improve from its present level in the near term.

In connection with the proceeding before the Secretary of Communications and Transportation ("SCT") related to KCSM's dispute with a Mexican subsidiary of a large U.S. auto manufacturer initiated in May 2008 as reported in KCS's 2008 Form 10-K, in February 2009 the SCT ruled that KCSM had bundled international rail services and engaged in discriminatory pricing practices with respect to services provided to the auto manufacturer. The SCT, however, did not impose any penalties on KCSM. Nonetheless, KCSM intends to challenge the decision of the SCT by means of an annulment suit.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

March 23, 2009	By:	/s/ Paul J. Weyandt

Name: Paul J. Weyandt
Title: Senior Vice President-Finance & Treasurer